AMERICAN

BANCORPORATION

2000

ANNUAL REPORT

American Bancorporation and Subsidiaries

FINANCIAL HIGHLIGHTS

(In thousands, except per share) 2000 1999 1998 1997 1996

Statement of Income:

Net Income $ 4,706 $ 5,354

$ 5,202 $ 4,509 $ 3,666

Basic Earnings Per Share 1.50 1.71

1.66 1.44 1.17

Balance Sheet:

Assets $705,216 $711,291 $611,405 $484,606 $461,632

Loans - net 386,272 368,143 297,580 283,407 267,886

Deposits 496,149 449,277 431,240 355,734 319,811

Stockholders' equity 40,561 28,179 36,447 33,694 30,423

Book Value per share 12.96 9.00 11.65 10.77 9.72

QUARTERLY PRICE RANGES AND DIVIDENDS

Common Shares Trust Preferred

2000: High Low Dividends High Low

Fourth

13

9

1/2 $ 0.15

8

1/2 8

Third

13

1/8

10

0.15

8

1/4

7

3/4

Second 15

10

5/8 0.15 8

1/4 7

1/2

First 18

1/4 9

0.15 10

1/8 7

1/4

1999: High Low Dividends High Low

Fourth 19

1/4 13 1/8 $ 0.15 10

1/4 7

1/4

Third 22

1/2 17 0.15 10

1/2 9

1/4

Second 22

3/4 16 7/8 0.15 10

1/2 9

3/4

First 23

16 1/2 0.15 10

1/2 9

7/8

American Bancorporation's common stock is traded on the Nasdaq Stock Market under the ticker symbol AMBC. Per share data, stock prices and dividends have been retroactively restated to reflect a two for one stock split which became effective October 23, 1997. American Bancorporation's Capital Trust I preferred securities are traded on the Nasdaq Stock Market under the ticker symbol AMBCP. Interest, rather than dividends, is paid on trust preferred securities.

CORPORATE PROFILE

American Bancorporation (the "Company"), is a registered Ohio bank holding company headquartered in Wheeling, West Virginia. The Company was organized in 1966. At December 31, 2000, the Company owned one affiliate bank, Wheeling National Bank, which serves its customers through twenty-one full service offices located in Ohio County, Hancock County and Wetzel County, West Virginia and Belmont County, Harrison County, Guernsey County, Jefferson County and Franklin County, Ohio, and Washington County, Pennsylvania.

In addition to the banking offices, the Company operates four non-bank subsidiaries: American Mortgages, Inc. which originates mortgage loans, American Bancdata Corporation which provides electronic data processing services to the Company and Wheeling National Bank, American Bancservices, Inc., which provides the Company's transfer agent services, and American Bancorporation Capital Trust I, a Delaware statutory business trust.

The approximate number of common stockholders of record was 2,844 on January 31, 2001.

CONTENTS

Financial Highlights See above

Quarterly Stock Price Ranges See above

Corporate Profile See above

Chairman's Letter 2 - 3

Financial Statements 4 - 31

Independent Auditors' Report 32

Five Year Selected Financial Data 33

Management's Discussion and Analysis of Financial Condition and Results of Operations 34 - 49

THE CHAIRMAN'S LETTER

TO OUR SHAREHOLDERS:

In 2000 American Bancorporation earned $4.7 million which represents $1.50 per share compared to $1.71 in 1999 and $1.66 in 1998.

This lower earnings level was primarily the result of lower net interest income caused by interest expense rising faster than interest income.

Assets were $705 million at year end compared to $711 at year end 1999.

Deposits were $386 million at year end compared to $368 million at year end 1999.

Our Columbus operations continued to grow and our Washington, PA operations enjoyed a spectacular year.

On February 22, 2001, negotiations ended with the execution by AMBC of a definitive agreement with WesBanco, under the terms of which WesBanco will exchange 1.1 shares of its stock for 1 share of American Bancorporation stock and WesBanco will be the ongoing corporate entity. The exchange will be tax free and each share of WesBanco will receive dividends at the rate of $0.92 per share while our dividend is $0.60 per share (each share of AMBC stock will thus receive over $1.00 in dividends as a result of the 1.1 for 1 exchange.) Your Board of Directors has determined that accepting the WesBanco offer is in the best interest of the shareholders, the employees and the customers of American Bancorporation.

WesBanco has over $3 billion in trust assets under management. AMBC does not have a trust department.

WesBanco has over $2 billion in non-trust assets and with the addition of our assets will have nearly $3 billion in non-trust assets.

WesBanco, the resulting bank, will be a strong banking entity.

We look forward to closing the merger, which should occur sometime after June, and we look forward to the future of WesBanco.

American Bancorporation shareholders have done well.

If 100 of AMBC shares were bought at our Public Offering in September, 1989 at the offering price of $25.00, then $2,500.00 was invested.

Our 2 for 1 split in March, 1994 would have given the example shareholder 200 shares.

If the shareholder bought 100 shares at our Rights Offering in December, 1994 at the offering price of $15.50, the shareholder would then have 300 shares at a total cost of $4,050.00 or $13.50 per share.

Then, in September, 1997 we had another 2 for 1 split and in our example the shareholder would now have 600 shares at a cost of $4,050.00 or $6.75 per share.

In the meantime, dividends, in our example, would have gone from $100.00 or $1.00 per share in 1989 to $360.00 or $0.60 per share at year end 2000.

Continuing our example, the shareholder will receive 1.1 shares of WesBanco for every one of his or her 600 shares of AMBC or 660 shares of Wesbanco shares at a cost of $6.14 per share.

Also, the shareholder will receive dividends of $0.92 per share or $607.20 on the new WesBanco shares which is over $1.00 for each of the 600 AMBC shares exchanged.

Considering that WesBanco has recently had a market price between $18.50 and $22.50 our shareholder, with a cost of $6.14 per share, will do well with the merger.

We encourage you to vote in favor of the merger and after the merger to give WesBanco the same strong support you have always given AMBC.

We deeply appreciate your continued strong support.

Sincerely,

Jeremy C. McCamic

Chairman and Chief Executive Officer

CONSOLIDATED BALANCE SHEETS American Bancorporation and Subsidiaries

December 31, 2000 and 1999

ASSETS 2000 1999

Cash and due from banks $ 9,962,874 $ 11,774,610

Federal funds sold 4,530,000 4,823 000

Investment securities available for sale 272,045,286 298,153,127

Loans

Commercial, financial and agricultural 158,611,104 147,701,968

Real estate mortgage 157,297,233 158,127,638

Installment 73,615,667 65,393,468

389,524,004 371,223,074

Less allowance for loan losses 3,252,073 3,079,796 386,271,931 368,143,278

Premises and equipment - net 9,538,072 10,214,208

Accrued interest receivable 4,736,395 4,469,869

Excess of cost over net assets acquired 1,643,066 1,355,659

Other assets 16,488,437 12,357,245

TOTAL ASSETS $705,216,061 $711,290,996

LIABILITIES

Deposits

Demand - non-interest bearing $ 41,213,045 $ 37,959,587

Demand - interest bearing 22,316,485 23,965,759

Savings 135,590,637 120,976,630

Time - under $100,000 220,222,098 203,924,631

Time - over $100,000 76,806,587 62,450,886

TOTAL DEPOSITS 496,148,852 449,277,493

Borrowed funds 149,376,008 214,593,201

Accrued interest payable 3,578,923 2,511,496

Other liabilities 2,900,945 4,079,845

Company obligated mandatorily redeemable trust

preferred securities of subsidiary trust holding solely junior subordinated debentures of the Company 12,650,000 12,650,000

TOTAL LIABILITIES 664,654,728 683,112,035

STOCKHOLDERS' EQUITY

Preferred stock - -

Common stock without par value, stated value $2.50 a

share, authorized 6,500,000 shares, issued and

outstanding 3,129,674 7,824,185 7,824,185

Additional paid-in capital 10,301,982 10,301,982

Retained earnings 24,733,853 21,906,156

Accumulated other comprehensive results, net of tax

benefit of $1,408,872 in 2000 and $7,264,963 in 1999 (2,298,687

) (11,853,362

)

TOTAL STOCKHOLDERS' EQUITY 40,561,333 28,178,961

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $705,216,061 $711,290,996

See accompanying notes to consolidated financial statements.

American Bancorporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2000, 1999 and 1998

2000 1999 1998

INTEREST INCOME

Loans $34,102,554 $28,501,782 $25,759,177

Investment securities

Taxable interest income 14,499,768 15,330,699 13,003,297

Non-taxable interest income 3,041,189 2,771,283 398,051

Dividends 851,085 649,083 384,316

18,392,042 18,751,065 13,785,664

Short-term investments 280,691 365,400 755,802

Total interest income 52,775,287 47,618,247 40,300,643

INTEREST EXPENSE

Deposits

Interest bearing demand 385,829 413,588 609,938

Savings 5,173,100 2,792,845 2,584,443

Time - under $100,000 12,354,580 11,472,173 11,255,479

Time - over $100,000 4,045,515 3,221,631 3,131,532

21,959,024 17,900,237 17,581,392

Borrowings

Borrowed funds 11,662,790 10,169,583 5,047,018

Notes payable and other long-term debt 1,100,825 1,101,412 811,571

Total interest expense 34,722,639 29,171,232 23,439,981

NET INTEREST INCOME 18,052,648 18,447,015 16,860,662

PROVISION FOR LOAN LOSSES 910,000 420,000 240,000

Net interest income after provision for loan losses 17,142,648 18,027,015 16,620,662

OTHER INCOME

Service charges on deposit accounts 907,799 896,191 716,512

Insurance commissions 93,096 80,714 90,938

Net gains on sale of loans 1,089,373 1,524,509 2,178,609

Net securities gains 7,601

342,967

946,742

Other income 847,878 659,607 761,680

Total other income 2,945,747 3,503,988 4,694,481

OTHER EXPENSE

Salaries and employee benefits 6,684,241 6,920,404 6,677,506

Occupancy expense 1,297,707 1,317,634 1,241,005

Furniture and equipment expense 1,311,864 1,274,460 1,133,690

Other expenses 4,899,302 5,137,784 5,291,035

Total other expense 14,193,114 14,650,282 14,343,236

INCOME BEFORE INCOME TAXES 5,895,281 6,880,721

6,971,907

PROVISION FOR INCOME TAXES 1,189,780 1,526,902

1,770,025

NET INCOME $ 4,705,501 $ 5,353,819

$ 5,201,882

Basic Earnings Per Share $ 1.50 $ 1.71

$ 1.66

See accompanying notes to consolidated financial statements.

American Bancorporation and Subsidiaries

CONSOLIDATED STATEMENT OF

CHANGES IN STOCKHOLDERS' EQUITY

Years ended December 31, 2000, 1999 and 1998

Accumulated

other

Additional comprehensive Total

Common paid-in Retained results, stockholders'

stock capital earnings net of tax equity

Balance at January 1, 1998 $7,824,185 $10,301,982 $14,965,228 $ 602,451 $ 33,693,846

Comprehensive results:

Net Income - - 5,201,882 - 5,201,882

Unrealized security loss,

net of ($302,004) tax - - - (343,504

) (343,504

)

Reclassification adjustment,

net of ($141,841) tax - - -

(367,762

) (367,762

)

Total comprehensive results - - 5,201,882 (711,266

) 4,490,616

Dividends ($0.555 per share) - - (1,736,969

) - (1,736,969

)

Balance at December 31, 1998 7,824,185 10,301,982 18,430,141 (108,815

) 36,447,493

Comprehensive results:

Net Income - - 5,353,819 - 5,353,819

Unrealized security loss,

net of ($7,050,970) tax - - - (11,532,374

) (11,532,374

)

Reclassification adjustment,

net of ($37,449) tax - - - (212,173

) (212,173

)

Total comprehensive results - - 5,353,819 (11,744,547

) (6,390,728

)

Dividends ($0.60) per share) - - (1,877,804

) - (1,877,804

)

Balance at December 31, 1999 7,824,185 10,301,982 21,906,156 (11,853,362

) 28,178,961

Comprehensive results:

Net income - - 4,705,501 - 4,705,501

Unrealized security gain,

net of $5,825,783 tax - - - 9,505,225 9,505,225

Reclassification adjustment,

net of $30,308 tax - - - 49,450 49,450

Total comprehensive results - - 4,705,501 9,554,675 14,260,176

Dividends ($0.60 per share) - - (1,877,804

) - (1,877,804

)

Balance at December 31, 2000 $7,824,185 $10,301,982 $24,733,853 $ (2,298,687

) $ 40,561,333

See accompanying notes to consolidated financial statements.

American Bancorporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2000, 1999 and 1998

Operating Activities: 2000 1999 1998 Net income $ 4,705,501 $ 5,353,819 $ 5,201,882

Adjustments to reconcile net income to net cash from operating activities:

Depreciation 938,049 907,350 843,842

Amortization of intangibles 319,234 277,805 335,476

Net amortization of premiums and discounts on investment securities 382,330 929,776

662,117

Provision for loan losses 910,000 420,000 240,000

Net gain on sale of mortgage servicing rights (251,393

) - -

Net gain on sale of investment securities (7,601

) (342,967

) (946,742

)

Net gain on sale of loans (1,089,373

) (1,524,509

) (2,178,609

)

Change in assets and liabilities net of effects from the

purchase of branch assets:

Net increase in accrued interest receivable (266,463

) (1,076,532

) (680,097

)

Net increase in accrued interest payable 1,026,689 204,642

524,186

Real estate mortgage loans originated for sale (58,603,413

) (98,409,845

) (132,774,915

)

Proceeds from sale of real estate mortgage loans originated for sale 60,768,625 101,049,167 128,848,539

Net (increase) decrease in other assets (11,642,406

) 257,056

(1,220,484

)

Net increase (decrease) in other liabilities (1,180,670

) (778,651

) 650,877

Net (increase) decrease from other operating activities 45,483

(352,857

) 62,427

Net cash provided (used) by operating activities (3,945,408

) 6,914,254

(431,501

)

Investing Activities:

Investment securities available for sale:

Proceeds from maturities and repayments 35,548,466 84,908,012 148,926,057

Proceeds from sales 6,900,241 37,800,556 19,978,365

Purchases (1,304,829

) (176,454,231

) (264,426,160

)

Proceeds from the sale of mortgage service rights 1,814,545 - -

Net increase in loans (20,097,947

) ( 72,098,476

) (8,307,917

)

Purchase of premises and equipment (329,712

) (1,385,976

) (520,842

)

Proceeds from sale of premises and equipment 139,551 - 2,085

Net cash provided (used) by investing activities 22,670,315

(127,230,115

) (104,348,412

)

Financing Activities:

Net increase (decrease) in non-interest bearing demand deposits 3,235,884

(1,538,030

) 5,984,905

Net increase in interest bearing demand and savings deposits 11,720,089 25,045,019

395,823

Net increase (decrease) in time deposits 21,448,581

(5,469,691

) 69,125,135

Net increase (decrease) in borrowed funds (65,217,193

) 90,702,018

36,317,031

Principal repayment of long-term debt -

(11,242

) (2,413,558

)

Proceeds from issuance of long-term debt - - 13,650,000

Proceeds received in branch acquisition, net of assets acquired 9,860,800 - -

Cash dividends paid (1,877,804

) (1,877,804

) (1,658,726

)

Net cash provided (used) by financing activities (20,829,643

) 106,850,270

121,400,610

Net Increase (Decrease) in Cash and Cash Equivalents (2,104,736

) (13,465,591

) 16,620,697

Cash and Cash Equivalents Beginning Balance $ 16,597,610 $ 30,063,201 $ 13,442,504

Cash and Cash Equivalents Ending Balance $ 14,492,874 $ 16,597,610 $ 30,063,201

Supplemental information:

Cash paid during the year for:

Interest $33,655,212 $ 28,966,590 $ 22,915,795

Income taxes $ 1,980,000 $ 1,320,000 $ 2,105,000

Non-cash investing and financing activities:

Loan foreclosures and repossessions $1,861,979 $ 1,309,224 $ 1,026,117

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS

December 31, 2000, 1999 and 1998

Note A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

American Bancorporation (the "Company"), which was organized in 1966, is a registered Ohio bank holding company with its headquarters located in Wheeling, West Virginia. The Company's wholly owned subsidiaries are Wheeling National Bank ("WNB"), American Bancdata Corporation, American Bancservices, Inc., American Mortgages, Inc. ("AMI") and American Bancorporation Capital Trust I (the "Trust"). The Company's subsidiaries primarily engage in commercial banking and mortgage banking. The subsidiary bank branch offices are primarily located in the northern panhandle of West Virginia, central and eastern Ohio and southwestern Pennsylvania.

The accounting and reporting policies of American Bancorporation and Subsidiaries conform to generally accepted accounting principles and with general practice within the banking industry. The following is a description of the significant policies.

Principles of Consolidation

The consolidated financial statements include the accounts of American Bancorporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Subsidiaries acquired in purchase transactions are included in the consolidated financial statements from the date of acquisition.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities

The Company has adopted a methodology for the classification of securities at the time of their purchase as either held to maturity or available for sale. If it is management's intent and the Company has the ability to hold such securities until their maturity, these securities are classified as held to maturity and are carried on the Company's books at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Alternatively, if it is management's intent at the time of purchase to hold securities for an indefinite period of time and/or to use such securities as part of its asset/liability management strategy, the securities are classified as available for sale and are carried at fair value, with net unrealized gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive results, net of applicable income taxes. Investment securities available for sale include securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate or prepayment risk. Gains and losses on sales of securities are recognized using the specific identification method.

Loans

Loans are reported at their principal amounts, net of any deferred origination fees and costs and the allowance for loan losses. Interest on loans is computed primarily on the principal balance outstanding. For loans not primarily secured by real estate or in the process of collection, the Company discontinues the accrual of interest when a loan is 90 days past due or collection of the interest is doubtful. Real estate loans are placed on nonaccrual status when, in management's judgement, collection is in doubt or when foreclosure proceedings are

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS

December 31, 2000, 1999 and 1998

initiated, which is generally 180 days past the due date. Loan origination and commitment fees, as well as certain direct loan origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans via a method which approximates a level yield.

The Company grants commercial and industrial loans, commercial and residential mortgages and consumer loans to customers primarily in north eastern West Virginia, southwestern Pennsylvania and central and eastern Ohio. The Company's loan portfolio can be adversely impacted by downturns in the local economic and real estate markets as well as employment conditions.

A loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts due according to the original contractual terms of the loan agreement. The Company considers all nonaccrual loans to be impaired loans. Large groups of smaller homogenous loans, such as loans secured by first and second liens on residential properties and other consumer loans, are evaluated collectively for impairment. Impaired loans are measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference. The impairment reserve is established by provision for loan losses. Interest receipts on nonaccrual and impaired loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectibility of principal is in doubt.

Allowance for Loan Losses

The determination of the balance in the allowance for loan losses is based on an analysis of the portfolio and reflects an amount which, in management's judgement, is appropriate to provide for probable losses after giving consideration to the character of the portfolio, current economic conditions, past loss experience and such other factors that deserve current recognition. The regulatory examiners may require the Company to recognize additions to the allowances based upon their judgements about information available to them at the time of their examinations. The provision for loan losses is charged to current operations.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Mortgage Loan Servicing

The Company measures the impairment of the mortgage servicing rights based on their current fair value. Current fair value is determined through the discounted present value of the estimated future net servicing cashflows using a risk-based discount rate and assumptions based upon market estimates for future servicing revenues and expenses (including prepayment expectations, servicing costs, default rates and interest earnings on escrows). For impairment measurement purposes, servicing rights are stratified by interest rate. If the carrying value of an individual stratum exceeds its fair value, a valuation allowance is established.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided on the straight-line method, distributing the cost of premises over an estimated useful life of twenty to fifty years and the cost of equipment over an estimated useful life of three to fifteen years.

Excess of Cost over Net Assets Acquired

Excess of cost over net assets acquired include both goodwill and core deposit intangibles. Goodwill is being amortized on a straight-line basis over a period of twelve to thirty years. Core deposit intangibles are being amortized over a period of eight years. Such assets are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Other Real Estate Owned

Other real estate owned in connection with loan settlements, including real estate acquired, is stated at the lower of estimated fair value less estimated costs to sell, or the carrying amount of the loan. Decreases in fair value between annual appraisals, net gains or losses on the sale of other real estate owned, and net direct operating expense attributable to these assets are included in other income/other expense. Other real estate owned is included in other assets.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax laws and rates.

Pension Plan

Pension costs, based on actuarial computations, are charged to expense and funded as required by minimum Internal Revenue Service standards. (See Note R "Pension Plan and Profit Sharing 401(k) Savings Plan").

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Earnings Per Common Share

Basic EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method using the average share price for the Company's common stock during the period. Common stock equivalents arise from the assumed conversion of outstanding stock options, warrants and convertible capital notes. During the years 2000, 1999 and 1998 the Company had no common stock equivalents. The weighted average number of shares used in the calculation of basic earnings per share was 3,129,674 for 2000, 1999 and 1998.

Comprehensive Results

Comprehensive results is defined as net income, as currently reported, as well as unrealized gains and losses on assets available for sale and certain other items not currently included in the income statement. Other comprehensive results includes unrealized gains (losses) on investment securities available for sale.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for allowance for loan losses, realization of deferred tax assets, fair values of certain assets and liabilities, determination and carrying value of impaired loans, carrying value of other real estate, carrying value and amortization of intangibles, employee benefit plans and other areas.

Reclassifications

Certain prior year financial information has been reclassified to conform to the presentation in 2000.

Note B-CASH AND DUE FROM BANKS

The Company's banking subsidiary is required to maintain with a Federal Reserve Bank reserve balances based principally on deposits outstanding. Balances maintained are included in cash and due from banks. The required reserves were approximately $150,000 at December 31, 2000 and 1999.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note C-INVESTMENT SECURITIES

Securities Available for Sale

The amortized cost and approximate market value of investment securities available for sale as of December 31, 2000 and 1999 is summarized as follows:

2000

Gross Gross

Amortized Unrealized Unrealized Market

Cost Gains Losses Value

United States Treasury $ - $ - $ -

$ -

United States Federal agencies 24,991,770 3,635 159,627

24,835,778

United States agency mortgage-backed securities

175,449,040

186,282

2,504,731

173,130,591

States and political subdivisions 63,181,435 64,425 1,297,543

61,948,317

Total Debt Securities 263,622,245 254,342 3,961,901

259,914,686

Equity securities 12,130,600 - - 12,130,600

Total Securities Available for Sale $275,752,845 $254,342 $3,961,901

$272,045,286

1999

Gross Gross

Amortized Unrealized Unrealized Market

Cost Gains Losses Value

United States Treasury $ 999,956 $ 354 $ - $ 1,000,310

United States Federal agencies 27,025,553 4,985 1,770,953 25,259,585

United States agency mortgage-backed securities

214,058,704

21,650

10,287,773

203,792,581

States and political subdivisions 63,182,639 15,656 7,102,244 56,096,051

Total Debt Securities 305,266,852 42,645 19,160,970 286,148,527

Equity securities 12,004,600 - - 12,004,600

Total Securities Available for Sale $317,271,452 $ 42,645 $19,160,970 $298,153,127

Included in equity securities at December 31, 2000 are Federal Home Loan Bank and Federal Reserve Bank stock of $11,725,000 and $405,600, respectively. At December 31, 1999 these stock investments were $11,725,000 and $279,600, respectively.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

The amortized cost and approximate market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Amortized Market

Cost Value

Due in one year or less $ 1,848,307 $ 1,850,181

Due after one year through five years 4,965,402 4,973,142

Due after five years through ten years 16,360,251 16,304,450

Due after ten years 240,448,285 236,786,913

$263,622,245 $259,914,686

Proceeds from the sale of securities available for sale for the years ended December 31, 2000, 1999 and 1998 were $6,900,000, $37,801,000 and $19,978,000, respectively. Gross realized gains on the sale of securities available for sale were $8,000 in 2000, $343,000 in 1999 and $947,000 in 1998. There were no gross realized losses on the sale of securities in 2000, 1999 or 1998.

At December 31, 2000 the amortized cost of securities pledged to secure public deposits or for other purposes required or permitted by law aggregated $104,430,000.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note D-NONPERFORMING ASSETS

Nonperforming assets consist of nonaccrual loans, restructured loans, past due loans and other real estate owned. Nonaccrual loans are loans on which interest recognition has been suspended until realized because of doubts as to the borrowers' ability to repay principal or interest. Restructured loans are loans where the terms have been altered to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Past due loans are accruing loans which are contractually past due 90 days or more as to interest or principal payments. The following summarizes the nonperforming assets as of December 31:

2000 1999 1998

Nonperforming loans

Nonaccrual $ 896,000 $ 1,248,000 $ 1,347,000

90 days past due 2,121,000 1,122,000 1,271,000

Restructured 280,000 360,000 342,000

$ 3,297,000 $ 2,730,000 $ 2,960,000

Other real estate owned 444,000 536,000 183,000

Total $ 3,741,000 $ 3,266,000 $ 3,143,000

There were no commitments to advance additional funds to such borrowers at December 31, 2000. Gross interest income that would have been recorded if nonaccrual loans and restructured loans had been current and in accordance with their original terms approximated $100,000, $193,000 and $130,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Interest recognized on such loans approximated $31,000, $79,000 and $64,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

Impaired loans totalled $896,000 and $1,248,000 at December 31, 2000 and 1999, respectively. Impaired loans totalling $136,000 and $810,000 at the end of 2000 and 1999, respectively, had a corresponding specific allowance for credit losses of $16,000 and $132,000. The average balance of impaired loans was $898,000 in 2000, $1,119,000 in 1999 and $899,000 in 1998. Interest income recognized on impaired loans totalled $31,000, $79,000 and $64,000 in 2000, 1999 and 1998, respectively.

Note E-RELATED PARTY TRANSACTIONS

At December 31, 2000, receivables, both direct and indirect, from persons related to the Company and subsidiaries as directors, executive officers or principal shareholders, exclusive of loans to such persons which in the aggregate do not exceed $60,000, approximated $1,847,000. The following is an analysis of the activity with respect to such loans for the year ended December 31, 2000:

Aggregate outstanding balance at January 1, 2000 $ 1,672,000

Additions 488,000

Retirements (313,000

)

Aggregate outstanding balance at December 31, 2000 $1,847,000

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note F-ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses follows:

Years ended December 31, 2000 1999 1998

Balance at beginning of year $ 3,079,796 $ 3,042,269 $ 3,284,338

Provision for loan losses 910,000 420,000 240,000

Loans charged-off (904,449

) (527,481

) (733,361

)

Less recoveries 166,726 145,008 251,292

Net loans charged-off (737,723

) (382,473

) (482,069

)

Balance at end of year $ 3,252,073 $ 3,079,796 $ 3,042,269

Note G-MORTGAGE LOAN SERVICING

During 2000, the Company sold its mortgage loan servicing for third parties portfolio which consisted of approximately 1,700 mortgage loans with an aggregate balance of $137,700,000. In conjunction with this sale, the Company recorded a net gain of $251,000, which is included in other income.

At December 31, 2000, the Company had no mortgage loan servicing for third parties portfolio. At December 31, 1999 and 1998, the Company was servicing approximately 1,700 and 1,800 mortgage loans for various investors with aggregate balances of approximately $137,337,000 and $137,437,000, respectively.

Originated mortgage servicing rights capitalized during 2000 and 1999 totalled $116,000 and $327,000, respectively. At December 31, 2000 the Company had no capitalized mortgage servicing rights compared to $1,570,000 at December 31, 1999, which related to approximately $136 million in loans serviced. In connection with these loans serviced for others, the Company held advances by borrowers for taxes and insurance in the amount $1,586,000 at December 31, 1999.

The fair value of the capitalized mortgage servicing rights at December 31, 1999 approximated $1,828,000. There was no impairment valuation allowance based on the fair value of the designated strata for the capitalized mortgage servicing rights at December 31, 1999.

The Company amortized capitalized mortgage servicing rights in proportion to, and over the period of, the estimated net servicing income. The amortization for the years ending December 31, 2000, 1999 and 1998 was $108,000, $309,000 and $370,000, respectively. The 2000 amortization reflects activity prior to the sale of the servicing portfolio.

Mortgage loans originated for sale totalled $58,603,000, $98,410,000 and $132,775,000 during 2000, 1999 and 1998, respectively. Mortgage loans sold during 2000, 1999 and 1998 totalled $60,768,000, $101,049,000 and $128,849,000, respectively. Net gains on mortgage loans sold aggregated $1,089,000, $1,525,000 and $2,179,000 during 2000, 1999 and 1998, respectively. Mortgage loans available for sale, which are carried at lower cost or market value on a net aggregate basis included in real estate mortgage loans, totalled $124,000, $2,214,000 and $7,142,000 at December 31, 2000, 1999 and 1998, respectively.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note H-PREMISES AND EQUIPMENT

A summary of premises and equipment and accumulated depreciation and amortization follows:

December 31, 2000 1999

Premises and Equipment

Buildings $7,275,969 $ 7,267,559

Equipment 7,541,319 7,429,847

Leasehold improvements 874,845 875,315

15,692,133 15,572,721

Less accumulated depreciation

and amortization 9,337,992 8,570,945

6,354,141 7,001,776

Land 3,183,931 3,212,432

$9,538,072 $10,214,208

Depreciation and amortization of premises and equipment charged to expense for the years ended December 31, 2000, 1999 and 1998 was $938,000, $907,000 and $844,000 respectively.

At December 31, 2000 the Company and certain subsidiaries were obligated under various noncancellable operating leases for premises and equipment. The leases, expiring at various dates to 2009, generally provide options to renew and to purchase at fair value and require payment of taxes, insurance and maintenance costs. Total rental expense for all operating leases for the years ended December 31, 2000, 1999 and 1998 was $783,000, $856,000 and $742,000 respectively. Future minimum payments under operating leases were as follows at December 31, 2000:

2001 $ 518,000

2002 404,000

2003 277,000

2004 182,000

2005 104,000

After 2005 646,000 Total minimum lease payments $2,131,000

Note I - DEPOSITS

At December 31, 2000, the scheduled maturity of time deposits for the years 2001 through 2005 are as follows: $195,230,000, $60,403,000, $31,807,000, $6,904,000 and $2,685,000, respectively.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note J-BORROWED FUNDS

The following summarizes borrowed funds at December 31:

2000 1999 1998

Securities sold under repurchase agreements $ 531,751 $ 831,944 3,118,888

Treasury tax and loan notes 844,257 1,442,801 288,750

Warehouse revolving line of credit - 1,318,456 1,483,545

Federal Home Loan Bank advances 148,000,000 211,000,000 119,000,000

Total borrowed funds $149,376,008 $214,593,201 123,891,183

Securities sold under repurchase agreements are retained by the Company's custodian under written agreements that recognize the customer's interests in the securities. The subsidiary bank has an agreement with its Federal Reserve district bank to be an authorized treasury tax and loan depository.

WNB is a member of the Federal Home Loan Bank of Pittsburgh (the "FHLB"). Under a blanket collateral pledge agreement, WNB has pledged, as collateral for advances from the FHLB, all stock in the Federal Home Loan Bank and certain other qualifying collateral, such as investment securities, mortgage-backed securities and loans. The remaining maximum borrowing capacity with the FHLB at December 31, 2000 is $151,772,000.

Included in Federal Home Loan Bank advances are FHLB "RepoPlus" advances and FHLB "Convertible Select" advances. FHLB "RepoPlus" Advances are short-term borrowings maturing within one day to one year, bear a fixed interest rate and are subject to prepayment penalty. Although no specific collateral is required to be pledged for these borrowings, "RepoPlus" Advances are secured under the blanket collateral agreement.

The daily average balance during 2000, 1999 and 1998 was $63,864,000, $102,462,000, and $20,973,000 respectively, and the daily average interest rate was 6.32%, 5.24% and 5.58%, respectively, with an average interest rate at December 31,2000 of 6.63%, December 31, 1999 of 5.63% and December 31, 1998 of 5.31%. The maximum amount outstanding at any month-end during 2000, 1999 and 1998 was $216,400,000, $145,000,000 and $55,000,000, respectively. The interest expense incurred on the FHLB "RepoPlus" Advances during 2000, 1999 and 1998 was $4,039,000, $5,373,000 and $1,171,000, respectively.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

FHLB "Convertible Select" Advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, WNB has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee. The daily average balance during 2000, 1999 and 1998 was $125,027,000, $79,863,000 and $61,370,000, respectively. The daily average interest rate during 2000, 1999 and 1998 was 5.93%, 5.64% and 5.61%, respectively. The maximum amount outstanding at any month end during 2000, 1999 and 1998 was $140,000,000, $100,000,000 and $75,000, respectively. The interest expense incurred on the FHLB "Convertible Select" Advances during 2000, 1999 and 1998 was $7,419,000, $4,507,000 and $3,441,000, respectively.

The contractual maturities of Federal Home Loan Bank advances as of December 31, 2000 and 1999 are as follows:

Current December 31,

Interest Rate 2000 1999

Repo Plus Advances:

Due within one year 6.63

% $ 8,000,000 $111,000,000

Convertible Select Advances

April 7, 2003 5.65

% 25,000,000 25,000,000

April 15, 2005 5.65

% 25,000,000 25,000,000

October 27, 2009 5.65

% 25,000,000 25,000,000

November 10, 2009 5.57

% 25,000,000 25,000,000

March 8, 2010 6.57

% 15,000,000 -

June 28, 2010 6.75

% 25,000,000 -

Total FHLB Advances $148,000,000 $211,000,000

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note K-GUARANTEED PREFERRED BENEFICIAL INTEREST IN SUBORDINATED DEBT

On April 27, 1998, the Trust, a statutory business trust created under Delaware law issued $12,650,000 of 8.5% Trust Preferred Securities ("Preferred Securities") with a stated value and liquidation preference of $10 per share. The Trust's obligations under the Preferred Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of the Preferred Securities of the Trust, as well as proceeds from the issuance of common securities to the Company, were utilized by the Trust to invest in $13,041,000 of 8.5% Junior Subordinated Debentures (the "Debentures") of the Company. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Preferred Securities is cumulative and payable quarterly in arrears. The Company has the right to optionally redeem the Debentures prior to the maturity date of April 30, 2028, on or after April 30, 2003, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, specifically, a Tax Event, Investment Company Event or Capital Treatment Event as more fully defined in the ABC Capital Trust I Prospectus dated April 21, 1998, the Company may redeem in whole, but not in part, the Debentures prior to April 30, 2003. Proceeds from any redemption of the Debentures would cause a mandatory redemption of the Preferred Securities and the common securities having an aggregate liquidation amount equal to the principal amount of the Debentures redeemed.

The interest incurred on these Preferred Securities for the years ended December 31, 2000, 1999 and 1998 amounted to $1,101,000, $1,101,000 and $809,000, respectively.

The Trust is a wholly owned subsidiary of the Company, has no independent operations and has issued securities that contain a full and unconditional guarantee of its parent, the Company. Accordingly, on October 21, 1998, the Securities and Exchange Commission exempted the Trust from the reporting requirements of the Securities Exchange Act of 1934.

Note L-FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business the Company enters into contractual commitments involving financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, commercial letters of credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit, commercial letters of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet risk. A summary of off-balance-sheet financial instruments at December 31, 2000 and 1999 is as follows:

Financial instruments whose contract amounts represent credit risk:

Contract Amounts

2000 1999

Commitments to extend credit $62,422,000 $63,569,000

Standby letters of credit - -

Commercial letters of credit 6,253,000 6,407,000

Commitments to extend credit include approximately $429,000 at December 31, 2000 and $725,000 at December 31, 1999, for dealer floor plan lines which are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments, except dealer floor plan lines, are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. A majority of the commitments extended by the Company have variable interest rates. An adverse movement in market interest rates is not deemed to be a significant risk on the outstanding commitments at December 31, 2000.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commercial letters of credit are issued by the Company specifically to facilitate trade or commerce. The credit risk involved in issuing letters of credit is essentially the same as that in extending loan facilities to customers.

Note M-FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

Securities and Federal Funds Sold

The carrying amounts for federal funds sold approximate fair value as they mature in 90 days or less. The fair value of investment and mortgage-backed securities is based on quotations from an independent investment portfolio accounting service.

Loans

Fair values are estimates for portfolios of loans with similar financial characteristics. Loans are segregated by type and include commercial, real estate mortgage and installment loans. Each loan category is further segmented into fixed and adjustable rate terms, for purposes of estimating their fair value.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

The carrying values approximate fair value for variable rate loans which reprice frequently, provided there has been no change in credit quality since origination. Book value also approximates fair value for loans with a relatively short term to maturity, provided there is little or no risk of default before maturity and the disparity between the current rate and market rate is small. Any mark-to-market adjustment for these short-term loans would be insignificant. This estimation methodology is applied to the Company's demand loans, lines of credit and credit card portfolios.

The fair value of all other performing loans is calculated by discounting scheduled cash flows through the estimated maturity using the rates currently offered for loans of similar remaining maturities. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The fair value reflects market prepayment estimates.

The fair value of nonperforming loans is calculated by discounting carrying values adjusted for specific reserve allocations through anticipated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

Deposits and Other Liabilities

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as demand and savings accounts, is equal to the amount payable on demand as of December 31, 2000 and 1999. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds

The fair values of the Company's short-term and long-term borrowings with variable rates are based on carrying amounts since these borrowings reprice frequently as market rates change. The fair value of long-term fixed rate borrowed funds is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for similar remaining maturities. The fair value of the Company's Preferred Securities is based on the issue's quoted market price.

Off-Balance-Sheet Financial Instruments

The Company's off-balance-sheet financial instruments are comprised of commitments to extend credit, 45% of which are lines of credit. These commitments to extend credit generally are not sold or traded and estimated fair values are not readily available. The fair value of commitments to extend credit can be estimated by discounting the remaining contractual fees over the term of the commitment using the fees currently charged to enter into similar agreements. Considering the current economic environment and the creditworthiness of the counterparties in the portfolio, the Company believes that such a calculation would not indicate a material calculated fair value.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market data and information about each financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Because no market exists for a significant portion of the Company's NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include premises and equipment. The following table represents carrying values and estimated fair values of the Company's financial instruments as of December 31, 2000 and 1999:

2000 1999

Carrying Estimated Carrying Estimated

Value Fair Value Value Fair Value

FINANCIAL ASSETS

Federal Funds Sold $ 4,530,000 $ 4,530,000 $ 4,823,000 $ 4,823,000

Investment Securities available for sale 272,045,000 272,045,000 298,153,000 298,153,000

Loans Receivable, net of allowance 386,272,000 381,127,000 368,143,000 364,474,000

FINANCIAL LIABILITIES

Fixed Maturity Deposits (1)

Time Deposits 297,029,000 297,688,000 266,376,000 266,509,000

Borrowed funds 149,376,000 149,946,000 214,593,000 209,736,000

Guaranteed preferred beneficial interest

in subordinated debt 12,650,000 10,436,000 12,650,000 9,962,000

(1) SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits, money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the balances of the Company's $199.1 million and $182.9 million of such deposits at December 31, 2000 and 1999, respectively, are not included in this table.

Note N-STOCKHOLDERS' EQUITY

The Company has authorized 200,000 shares of $100 par value preferred stock issuable in series. No shares of preferred stock were issued or outstanding at December 31, 2000 and 1999.

Note O-DIVIDEND RESTRICTIONS

Dividends declared by the Company may be substantially provided from subsidiary bank dividends. The payment of dividends by bank subsidiaries is subject to various restrictions imposed under banking regulations. For national banks, surplus in an amount equal to capital stock is not available for dividends and prior approval of the Comptroller of the Currency is required if total dividends declared exceed the total (defined) net profits from the beginning of the current year to the date of declaration, combined with the retained net profits of the preceding two years.

At December 31, 2000, WNB's retained earnings available for the payment of dividends was $14,579,000.

In addition, dividends paid by WNB to the Company would be prohibited if the effect thereof would cause WNB's capital to be reduced below acceptable minimum capital requirements.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note P-INCOME TAXES

Total income tax provision (benefit) for the three years ended December 31, 2000 was allocated as follows:

2000 1999 1998

Income from operations $ 1,189,780 $ 1,526,902 $ 1,770,025

Shareholders' equity for the tax effect

of net unrealized gain (loss) on

securities available for sale 5,856,091

(7,088,419

) (443,845

)

$ 7,045,871

$(5,561,517

) $ 1,326,180

The composition of the provision for income taxes from operations for the three years ended December 31, 2000 follows:

2000 1999 1998

Federal Income Taxes

Current $ 1,757,720 $1,347,227 $1,879,953

Deferred (672,267

) 163,550

222,334

Provision for federal income taxes 1,085,453 1,510,777

2,102,287

State 104,327

16,125

(332,262

)

Provision for income taxes $ 1,189,780 $1,526,902

$1,770,025

The following is a reconciliation of federal income tax expense to the amount computed at the statutory rate:

2000 1999 1998

Pre-tax income at statutory rate $2,004,396 $2,339,446

$2,370,449

Increase (decrease) resulting from:

Tax exempt income (839,259

) (784,724

) (141,212

)

Dividends received deduction -

(1,785

) (17,606

)

Amortization of goodwill and other intangibles 21,464 21,464 21,467

State tax provision (net of federal tax benefit) (35,471

) (5,483

) 112,969

Change in valuation allowance -

(14,093

) (187,340

)

Other (65,677

) (44,048

) (56,440

)

Provision for federal income taxes $1,085,453 $1,510,777

$2,102,287

The state tax benefit during 1998 resulted from the Company receiving state refunds from prior years. These refunds are due to the Company's use of a more advantageous method of filing their state income tax returns that was not previously available.

The Company has determined that the deferred tax assets recorded under SFAS No. 109 are expected to be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income. The valuation allowance decreased in 1999 by $16,580 as a result of the sale of equity securities. Since no net deferred tax benefit was recorded on the initial writedown of the asset, due to its capital nature, no tax expense or benefit was recorded in 1999 on its recovery.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2000, 1999 and 1998 consist of the following:

2000 1999 1998

Deferred tax assets:

Loan loss reserves $ 906,953 $ 710,388 $ 687,447

Equity securities - - 16,580

Investment securities 1,408,872 7,264,963 176,544

Pension plan 124,218 150,959 184,724

Real estate owned - 2,415 10,597

Cash basis accounting - - 29,336

Other 251,162 180,552 143,413

2,691,205 8,309,277 1,248,641

Deferred tax liabilities:

Fixed assets 170,384 198,187 249,462

Cash basis accounting 247,040 199,380 -

Mortgage servicing rights - 454,105 449,863

417,424 851,672 699,325

Net deferred tax asset before valuation allowance 2,273,781 7,457,605 549,316

Valuation allowance - - 16,580

Net deferred tax asset $2,273,781 $7,457,605 $ 532,736

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note Q-OTHER EXPENSES

Amounts included in other expenses are as follows for the years ended December 31, 2000, 1999 and 1998:

2000 1999 1998

Advertising $ 252,418 $ 457,582 $ 378,478

Data processing 521,913 462,833 462,951

FDIC assessment 246,985 219,108 185,875

Postage 264,873 265,301 270,842

Professional fees 844,181 823,286 702,627

Stationery and supplies 263,088 360,586 421,189

Taxes other than on income 421,201 455,704 276,826

Other (each less than

1% of income) 2,084,643 2,093,384 2,592,247

$ 4,899,302 $ 5,137,784 $ 5,291,035

Note R-PENSION PLAN AND PROFIT SHARING 401(K) SAVINGS PLAN

Effective January 1, 1989, the Company established the American Bancorporation Pension Plan (the "Plan"). This non-contributory defined benefit plan covers certain employees of the Company and its banking and non-banking subsidiaries. Benefits are based on employees' years of service and compensation. The following table sets forth the changes in the Plan's benefit obligation and Plan assets for the year ended December 31, 2000 and 1999 (as measured on October 1, 2000):

2000 1999 Change in benefit obligation:

Benefit obligation at beginning of year $ 925,675 $ 1,048,250

Interest cost 58,417 56,578

Actuarial loss (gain) 4,558

(125,273

)

Benefits paid (111,985

) (53,880

)

Benefit obligation at end of year $ 876,665 $ 925,675

Changes in plan assets:

Plan assets at beginning of year $ 739,671 $ 733,512

Actual return on plan assets 34,702

10,560

Employer contributions 36,324 49,479

Benefits paid (111,985

) (53,880

)

Plan assets at end of year $ 698,712 $ 739,671

As of December 31, 2000 and 1999, the Company's accrued pension costs were $327,000 and $397,000, respectively. Net periodic pension cost for the years ended December 31, 2000, 1999 and 1998 were insignificant. The Plan assets are held by Principal Financial Group and are comprised of money market accounts and other fixed income investments.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

The discount rate used in determining the projected benefit obligation in 2000, 1999 and 1998 was 6.75%, 6.50% and 5.50%, respectively. The expected long-term rate of return on plan assets was 6.50%, 6.50% and 6.50% for the years ending in 2000, 1999 and 1998, respectively.

In 1993, due to the continuation of a claim discussed below, the Company notified the Plan participants that the planned termination of the Plan was rescinded; however, an amendment to freeze all benefit accruals and fully vest all participants in the benefits accrued to them as of December 31, 1992 remains in effect at December 31, 2000 due to an additional claim made against the Plan during 1996.

A claim was made against the Plan during 1992 by a former employee (the "Claimant"), alleging additional benefits due him under the Plan and litigation between the parties ensued. Prior to the Court's final ruling, all parties agreed as to the method of computing the benefit due the claimant. The Court found that the computation was made pursuant to the pertinent Plan provisions and approved a joint motion by the parties to dismiss the action. As a result, the Plan Administrator disbursed $141,135 to the Claimant during 1995 to settle the claim and approximately $215,000 in 1996 to other affected Plan participants as determined based on the application of the Court's final ruling. No amount of the disbursements were recognized in the 1996 or 1995 statement of operations as the Company recorded a reserve in 1994 to recognize the liability for additional benefits due to Plan participants as determined based on the application of the Court's decision regarding the method of computing benefits to affected Plan participants. Management believes appropriate liabilities have been established to recognize the application of the Court's decision and expects to incur no further expense for this situation.

An additional claim was made against the Plan during 1996 by former employees alleging further additional benefits due them under the Plan. The Administrator of the Plan denied the claim and the claimants' subsequent appeal. During 2000, the claimants filed a complaint in the United States District Court alleging that the Plan and Plan Administrator had erroneously determined the amount of benefits due and payable under the Plan. The Complaint also represents that the plaintiff's theory of calculations may impact the benefits of several other participants as well.

The Company does not expect that any additional provision need be made in the consolidated financial statements for this matter.

The Company sponsors a profit sharing 401(k) savings plan to which eligible employees are permitted to contribute up to fifteen percent of their salary to the plan each year. The plan provides for matching contributions of the Company equal to 50% of employee contributions up to the first 6% of compensation. The Company may, at its discretion, make profit sharing contributions to the plan. Plan participants are fully and immediately vested in Company matching contributions and fully vested in Company profit sharing contributions after 5 years of service. Company matching contributions for the years ended December 31, 2000, 1999 and 1998 amounted to $91,000, $88,000 and $84,000, respectively.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note S - REGULATORY CAPITAL REQUIREMENTS

The Company and WNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the entities must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The entities' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Tier I and Total capital are expressed as a percentage of risk-adjusted assets which include various credit risk-weighted percentages of on-balance sheet exposures. The Leverage capital ratio evaluates capital adequacy on the basis of the ratio of Tier I capital to quarterly average total assets as reported on the Company's regulatory financial statements, net of the loan loss reserve, goodwill and certain other intangibles. To be categorized well-capitalized, the Company's banking subsidiary must maintain minimum Tier I, Total and Leverage capital ratios of 6%, 10% and 5%, respectively. At December 31, 2000, the Company and its subsidiary bank, WNB, exceeded the regulatory minimums and met the regulatory definition of well capitalized.

The following table summarizes the Company's and WNB's actual consolidated capital amounts and ratios as of December 31, 2000 and 1999.

Company WNB

December 31,

2000 1999 2000 1999

Tier I Capital $ 53,867 $ 51,365 $ 50,876 $ 48,397

Total Qualifying Capital $ 57,119 $ 54,445 $ 54,128 $ 51,477

Risk-Adjusted Assets $404,524 $381,874 $401,115 $377,566

Regulatory Requirements

Well-

Minimum Capitalized

Capital Ratios

Tier I Capital Ratio 4.00

% 6.00

% 13.32

% 13.45

% 12.68

% 12.82

%

Total Capital Ratio 8.00 10.00 14.12 14.26 13.49 13.63

Leverage Capital Ratio 3.00 5.00 7.64 7.34 7.27 6.80

Note T - CONTINGENT LIABILITIES

The Company and its subsidiaries, in the normal course of business, are subject, from time to time to various asserted and unasserted claims. Management believes that the aggregate liability, if any, resulting from such pending and threatened actions and proceedings will not have a material adverse effect on the Company's financial statements.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note U-PARENT COMPANY CONDENSED FINANCIAL INFORMATION

AMERICAN BANCORPORATION (Parent Company Only)

BALANCE SHEET

December 31, 2000 and 1999 2000 1999

ASSETS

Cash and short-term investments $ 1,179,316 $ 516,965

Due from subsidiaries 8,271 28,921

Investment in subsidiaries

Banking 50,220,639 37,899,664

Non-banking 1,265,037 1,238,246

51,485,676 39,137,910

Premises and equipment - net 16,470 21,829

Other assets 1,619,140 1,775,404

Total Assets $54,308,873 $41,481,029

LIABILITIES

Due to subsidiaries $ 379,536 $ 41,887

Other liabilities 718,004 610,181

Notes payable 12,650,000 12,650,000

Total Liabilities 13,747,540 13,302,068

STOCKHOLDERS' EQUITY 40,561,333 28,178,961

Total Liabilities and Stockholders' Equity $54,308,873 $41,481,029

STATEMENT OF INCOME (Parent Company Only)

Years ended December 31, 2000, 1999 and 1998

2000 1999 1998

INCOME

Dividends from banking subsidiaries $2,700,000 $ - $ -

Reimbursement from subsidiaries 866,000 625,000 355,000

Interest income 26,192 92,985 233,730

Other income 442 412 374

Total income 3,592,634 718,397 589,104

EXPENSE

Interest expense 1,100,825 1,100,825 809,260

Other expenses 1,123,228 970,077 909,846

Total expense 2,224,053 2,070,902 1,719,106

1,368,581

(1,352,505

) (1,130,002

)

Credit for income taxes (498,601

) (526,588

) (689,911

)

1,867,182

(825,917

) (440,091

)

Equity in undistributed net income

of subsidiaries 2,838,319 6,179,736

5,641,973

NET INCOME $4,705,501 $5,353,819

$5,201,882

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

STATEMENT OF CASH FLOWS (Parent Company Only)

Years ended December 31, 2000, 1999 and 1998 2000 1999 1998

Operating Activities:

Net income $ 4,705,501 $ 5,353,819

$ 5,201,882

Adjustments to reconcile net income to

net cash from operating activities:

Depreciation and amortization 77,627 51,603 50,206

Equity in undistributed net income of subsidiaries (2,838,319

) (6,179,736

) (5,641,973

)

Net (increase) decrease in due to/from subsidiaries 358,299

(22,201

) (3,989

)

Net change in other assets and other liabilities. 238,512

(599,196

) (1,224,221

)

Net cash provided by (used in) operating activities 2,541,620

(1,395,711

) (1,618,095

)

Investing Activities:

Purchase of premises and equipment (1,465

) (10,297

) (9,885

)

Net change in investment in subsidiaries -

-

(4,200,000

)

Net cash used in investing activities. (1,465

) (10,297

) (4,209,885

)

Financing Activities:

Cash dividends paid (1,877,804

) (1,877,804

) (1,658,727

)

Net increase in notes payable -

-

11,250,950

Net cash provided by (used in)

financing activities (1,877,804

) (1,877,804

) 9,592,223

Net increase (decrease) in

Cash and Cash Equivalents 662,351

(3,283,812

) 3,764,243

Cash and Cash Equivalents Beginning Balance 516,965 3,800,777 36,534

Cash and Cash Equivalents Ending Balance $ 1,179,316 $ 516,965 $ 3,800,777

Cash paid during the year for:

Interest $ 1,075,250 $ 1,075,250 $ 719,656

The Parent Company paid no income taxes during 2000, 1999 or 1998.

Note V - SEGMENT REPORTING

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" requires disclosures about reportable segments of an enterprise. The determination of these segments is based upon the manner in which the decision makers of an enterprise evaluates its financial information.

American Bancorporation, through its wholly owned subsidiaries Wheeling National Bank, American Bancdata Corporation, American Mortgages, Inc. and American Bancorporation Capital Trust I, performs traditional banking services. These financial services include making loans to individuals and businesses, offering an array of deposit products and investment in marketable securities. The retail network of offices is located throughout the northern panhandle of West Virginia, central and eastern Ohio, and southwestern Pennsylvania. These market areas all possess similar characteristics. The operating results of the Company as a single entity are used by management in making operating decisions. Therefore, the consolidated financial statements, as presented, represent the results of a single financial services segment.

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note W-SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarters Ended (In thousands, except per share)

Mar 31 June 30 Sept 30 Dec 31 Year

2000

Interest income $12,942 $13,191 $13,370 $13,272 $52,775

Interest expense 8,300 8,693 8,983 8,747 34,723

Net interest income 4,642 4,498 4,387 4,525 18,052

Provision for loan losses 180 295 210 225 910

Net interest income after

provision for loan losses 4,462 4,203 4,177 4,300 17,142

Other operating income 804 1,028 677 437 2,946

Other operating expense 3,578 3,654 3,474 3,487 14,193

Income before income taxes 1,688 1,577 1,380 1,250 5,895

Provision for income taxes 347 320 253 269

1,189

Net income $ 1,341 $ 1,257 $ 1,127 $ 981 $ 4,706

Basic earnings per share $ 0.43 $ 0.40 $ 0.36 $ 0.31 $ 1.50

1999

Interest income $ 10,911 $ 11,615 $12,339 $12,753 $47,618

Interest expense 6,608 6,962 7,582 8,019 29,171

Net interest income 4,303 4,653 4,757 4,734 18,447

Provision for loan losses 75 75 120 150 420

Net interest income after

provision for loan losses 4,228 4,578 4,637 4,584 18,027

Other operating income 1,000 958 818 728 3,504

Other operating expense 3,642 3,800 3,712 3,496 14,650

Income before income taxes 1,586 1,736 1,743 1,816 6,881

Provision for income taxes 301 389 392 445

1,527

Net income $ 1,285 $ 1,347 $ 1,351 $ 1,371 $ 5,354

Basic earnings per share $ 0.41 $ 0.43 $ 0.43 $ 0.44 $ 1.71

NOTES TO CONSOLIDATED American Bancorporation and Subsidiaries

FINANCIAL STATEMENTS-CONTINUED

December 31, 2000, 1999 and 1998

Note X - BRANCH ACQUISITION

On May 19, 2000 the Company acquired certain assets and assumed certain liabilities of the Barnesville, Ohio branch of Sky Bank. The Company acquired liabilities totalling $42,000, with deposits totalling $10.4 million and purchased the premises and personal property of the branch. The Company paid a $607,000 premium based on core deposits which is being amortized over a period of eight years.

Note Y - SUBSEQUENT EVENT

On February 22, 2001 the Company announced entering into a definitive Agreement and Plan of Merger (the "Agreement") with WesBanco, Inc. ("WesBanco") providing for the merger of the Company with and into a wholly-owned subsidiary of WesBanco to be formed for the purpose of effecting the merger, and the simultaneous merger of the Company's banking subsidiary, Wheeling National Bank, with and into WesBanco affiliate, WesBanco Bank, Inc. The transaction will be accounted for using the purchase method of accounting. Under the terms of the Agreement, WesBanco will exchange WesBanco common stock based upon a fixed exchange ratio of 1.1 shares of WesBanco common stock for each share of American Bancorporation common stock outstanding. The transaction is subject to approvals of the appropriate banking regulatory authorities and the shareholders of the Company. The Company granted an option to WesBanco to purchase 622,805 shares of its common stock at $18.00 per share. It is expected that the transaction will be completed during the third quarter of 2001.

KPMG

One Mellon Bank Center Telephone 412 391 9710

Pittsburgh, PA 15219 Fax 412 391 8963

Independent Auditors' Report

To the Board of Directors and Shareholders of

American Bancorporation:

We have audited the accompanying consolidated balance sheets of American Bancorporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancorporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Pittsburgh, Pennsylvania

March 27, 2001

KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association

American Bancorporation and Subsidiaries

Five Year Selected Financial Data

($ in thousands, except per share data)

Consolidated Statements of Income

For the years ended 2000 1999 1998 1997 1996

Interest income

Interest and fees on loans $ 34,103 $ 28,502 $ 25,759 $ 24,891 $ 22,500

Interest on securities 18,392 18,751 13,786 10,300 6,967

Interest on other short-term investments 280 365 756 348 418

52,775 47,618 40,301 35,539 29,885

Interest expense

Interest on deposits and borrowed funds 34,723 29,171 23,440 18,278 13,802

Net interest income 18,052 18,447 16,861 17,261 16,083

Provision for loan losses 910 420 240 - -

Net interest income

after provision for loan losses 17,142 18,027 16,621 17,261 16,083

Service charges and other income 2,946 3,504 4,694 2,926 2,392

Other expenses

Salaries and employee benefits 6,684 6,920 6,677 5,910 5,590

Other operating expenses 7,509 7,730 7,666 7,191 7,117

14,193 14,650 14,343 13,101 12,707

Income before income taxes 5,895 6,881

6,972

7,086

5,768

Provision for income taxes 1,189 1,527

1,770

2,577

2,102

Net income $ 4,706 $ 5,354

$ 5,202

$ 4,509

$ 3,666

Per common share*:

Basic earnings per share $ 1.50 $ 1.71

$ 1.66

$ 1.44

$ 1.17

Dividends $ 0.60 $ 0.60 $ 0.555 $ 0.50 $ 0.45

Average common shares outstanding (000's) 3,130 3,130 3,130 3,130 3,130

Consolidated Balance Sheet Data

Balance at year end

Total Assets $705,216 $711,291 $611,405 $484,606 $461,632

Earning Assets 666,099 674,338 582,196 458,282 432,793

Loans 389,524 371,223 300,622 286,691 271,450

Deposits 496,149 449,277 431,240 355,734 319,811

Borrowed funds 149,376 214,593 123,891 87,574 104,096

Notes payable and other long-term debt 12,650 12,650 12,661 1,425 938

Stockholders' equity 40,561 28,179 36,447 33,694 30,423

Average Balances for years ended

Total Assets 718,150 680,254 550,452 468,163 400,866

Earning Assets 682,326 646,685 521,241 439,549 373,874

Loans 396,802 336,518 292,662 281,738 254,397

Deposits 473,924 435,265 404,906 337,684 310,746

Borrowed funds 191,768 192,909 92,786 90,676 54,644

Notes payable and other long-term debt 12,650 12,654 9,988 1,055 1,033

Stockholders' equity 32,703 33,076 35,544 31,866 29,045

Consolidated Financial Ratios (as a Percent)

Net income to average assets 0.66

% 0.79

% 0.95

% 0.96

% 0.91

% Net income to average equity 14.39 16.19 14.64 14.15 12.62

Dividends to net income 39.91 35.07 33.39 34.71 38.42

Average equity to average assets 4.55 4.86

6.46

6.81

7.25

Average debt to average equity 38.68 38.26 28.10 3.31 3.56

*(Per share data has been retroactively restated for the adoption of SFAS No. 128 and a two for one stock split which became effective October 23, 1997.)

Average Balances, Income and Expense, Yields and Rates

($ in thousands) 2000 1999 1998 Average Revenue/ Yield/ Average Revenue/ Yield/ Average Revenue/ Yield/

Balance Expense Rate Balance Expense Rate Balance Expense Rate

INTEREST EARNING ASSETS

Loans

Commercial $162,021 $14,796 9.13

% $135,013 $11,792 8.73

% $100,415 $ 9,219 9.18

%

Real estate 161,590 12,668 7.84 145,892 11,527 7.90 142,272 11,767 8.27

Installment-net 73,191 6,174 8.44 55,613 4,619 8.31 49,975 4,231 8.47

Fees - 465 - - 564 - - 542 -

Total loans 396,802 34,103 8.59 336,518 28,502 8.47 292,662 25,759 8.80

Investment securities

Taxable 222,335 15,351 6.90 248,665 15,980 6.43 209,153 13,388 6.40

Tax-exempt 58,385 3,041 5.21 54,944 2,771 5.04 8,968 398 4.44

Total investment securities 280,720 18,392 6.55 303,609 18,751 6.18 218,121 13,786 6.32

Other short-term investments 4,804 280 5.84 6,558 365 5.57 10,458 756 7.23

Total earning assets 682,326 52,775 7.73 646,685 47,618 7.36 521,241 40,301 7.73

Non-interest Earning Assets

Cash and due from banks 10,986 11,518 12,297

Premises and equipment - net 9,881 9,765 9,856

Other assets 14,957 12,286 7,058

35,824 33,569 29,211

TOTAL ASSETS $718,150 $680,254 $550,452

INTEREST BEARING LIABILITIES

Deposits

NOW, Savings and MMDA $156,334 $ 5,559 3.56

% $126,694 $ 3,206 2.53

% $119,373 $ 3,194 2.68

%

Time 277,655 16,400 5.91 270,117 14,694 5.44 250,623 14,387 5.74

Total deposits 433,989 21,959 5.06 396,811 17,900 4.51 369,996 17,581 4.75

Borrowed funds 191,768 11,663 6.08 192,908 10,170 5.27 92,786 5,047 5.44

Notes payable and

other long-term debt 12,650 1,101 8.70 12,654 1,101 8.70 9,988 812 8.13

Total interest

bearing liabilities 638,407 34,723 5.44 602,373 29,171 4.84 472,770 23,440 4.96

Non-interest bearing

Demand non-interest bearing 39,935 38,454 34,910

Other liabilities 7,105 6,351 7,228

47,040 44,805 42,138

Stockholders' Equity 32,703 33,076 35,544

TOTAL LIABILITIES AND

STOCKHOLDERS' EQUITY $718,150 $680,254 $550,452

Net interest income $18,052 $18,447 $16,861

Interest rate spread 2.29

% 2.52

% 2.77

%

MARGIN ANALYSIS

(as a % of Earning Assets)

Interest income 7.73

% 7.36

% 7.73

%

Interest expense 5.08 4.51 4.50

Net interest income 2.65

% 2.85

% 3.23

%

Averages stated are month end average balances. Installment loans are stated net of unearned income. Average loans include nonaccrual loans. Yields do not reflect tax equivalent adjustments.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

December 31, 2000, 1999 and 1998

Introduction

The discussion and analysis, when read in conjunction with the consolidated financial statements and accompanying notes, is designed to provide information relevant to an assessment of financial performance and management's perception of significant events.

When used in filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Summary

American Bancorporation recognized net income of $4,706,000 or $1.50 basic earnings per share, in 2000, compared to net income of $5,354,000 or $1.71 basic earnings per share, in 1999. The 12.1% decrease in net income was primarily the result of an increase in provision for loan losses and decreases in other income and net interest income which were partially offset by decreases in other expenses and income taxes. Net income for the year ended December 31, 1998 totalled $5,202,000 or $1.66 basic earnings per share. Return on average assets and return on average equity were 0.66% and 14.39%, respectively, for the year ended December 31, 2000 compared to 0.79% and 16.19%, respectively, for the year ended December 31, 1999 and 0.95% and 14.64%, respectively, for the year ended December 31, 1998.

Total assets at December 31, 2000 decreased to $705,216,000 from $711,291,000 at December 31, 1999, a decrease of 0.9%. Loans increased to $389,524,000 at December 31, 2000 from $371,223,000 at December 31, 1999, an increase of 4.9%. Deposits increased to $496,149,000 at December 31, 2000 from $449,277,000 at December 31, 1999, an increase of 10.4%. Total stockholders' equity was $40,561,000 at December 31, 2000 compared $28,179,000 at December 31, 1999, an increase of 43.9%.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS - CONTINUED

December 31, 2000, 1999 and 1998

On February 22, 2001 the Company announced entering into a definitive Agreement and Plan of Merger (the "Agreement") with WesBanco, Inc. ("WesBanco") providing for the merger of the Company with and into a wholly-owned subsidiary of WesBanco to be formed for the purpose of effecting the merger, and the simultaneous merger of the Company's banking subsidiary, Wheeling National Bank, with and into WesBanco affiliate, WesBanco Bank, Inc. The transaction will be accounted for using the purchase method of accounting. Under the terms of the Agreement, WesBanco will exchange WesBanco common stock based upon a fixed exchange ratio of 1.1 shares of WesBanco common stock for each share of American Bancorporation common stock outstanding. The transaction is subject to approvals of the appropriate banking regulatory authorities and the shareholders of the Company. The Company granted an option to WesBanco to purchase 622,805 shares of its common stock at $18.00 per share. It is expected that the transaction will be completed during the third quarter of 2001.

Results of Operations

The discussion and analysis of the results of operations is focused on the three years ended December 31, 2000 and uses a format of consecutive year comparisons. Volume and rate variances contributing to change in net interest income are analyzed using adjusted month end average balances. Tax equivalency is not imputed in the calculation of yields.

($ in thousands)

Years ended December 31 Change

2000 1999 1998 2000 - 1999 1999 - 1998

Amount % Amount %

Interest income $ 52,775 $ 47,618 $ 40,301 $ 5,157

10.83

% $ 7,317 18.16

%

Interest expense 34,723 29,171 23,440 5,552

19.03 5,731 24.45

Net interest income 18,052 18,447 16,861 (395

) (2.14

) 1,586

9.41

Provision for loan losses 910 420 240 490

116.67 180

75.00

Net interest income after

provision for loan losses 17,142 18,027 16,621 (885

) (4.91

) 1,406

8.46

Other operating income 2,946 3,504 4,694 (558

) (15.92

) (1,190

) (25.35

)

Other operating expense 14,193 14,650 14,343 (457

) (3.12

) 307 2.14

Income before income taxes $ 5,895 $ 6,881

$ 6,972 $ (986

) (14.33

)% $ (91

) (1.31

)%

Average Balance

Earning Assets $682,326 $646,685 $521,241 $35,641

5.51

% $125,444 24.07

%

Interest Bearing Liabilities 638,407 602,373 472,770 36,034

5.98 129,603 27.41

Yield/Rate

Earning Assets 7.73

% 7.36

% 7.73

%

Interest Bearing Liabilities. 5.44 4.84 4.96

Interest Rate Spread 2.29 2.52 2.77

Net Interest Margin 2.65

2.85

3.23

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS - CONTINUED

December 31, 2000, 1999 and 1998

VOLUME AND RATE VARIANCES

2000 vs 1999 1999 vs 1998

Increase/(decrease) due to Increase/(decrease) due to

($ in thousands) Volume Rate Net Volume Rate Net

Interest Income

Loans $ 5,175

$ 426

$5,601

$ 3,744

$ (1,001

) $2,743

Investment securities

Taxable (1,766

) 1,137 (629

) 2,539

53

2,592

Tax-exempt 177

93

270

2,312 61

2,373

Other short-term investments (102

) 17

(85

) (242

) (149

) (391

)

Total interest income 3,484

1,673

5,157

8,353

(1,036

) 7,317

Interest Expense

NOW, Savings and MMDA 862

1,491 2,353

190

(178

) 12

Time 419

1,287 1,706 1,084

(777

) 307

Short-term borrowings (61

) 1,554

1,493 5,283 (160

) 5,123

Long-term debt -

-

-

228

61

289

Total interest expense 1,220

4,332

5,552

6,785

(1,054

) 5,731

Net Interest Income $ 2,264 $(2,659

) $ (395

) $ 1,568

$ 19

$1,586

The rate-volume variance has been allocated in proportion to the absolute value attributed to each change.

Year ended December 31, 2000

Compared to Year Ended December 31, 1999

Net Income. Net income for the year ended December 31, 2000 amounted to $4,706,000 or $1.50 basic earnings per share, compared to net income of $5,354,000 or $1.71 basic earnings per share for the year ended December 31, 1999. The decrease was primarily the result of an increase in provision for loan losses and decreases in other income and net interest income which were partially offset by a decrease in other expenses and income taxes.

Net Interest Income. Net interest income represents the amount by which interest income on interest-earning assets, including investment securities and loans, exceeds interest paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Company's earnings. Interest rate fluctuations, as well as changes in the amount and type of interest earning assets and liabilities, combine to affect net interest income.

Net interest income before provision for loan losses for the year ended December 31, 2000 amounted to $18,052,000, a decrease of $395,000 or 2.1%, compared to the year ended December 31, 1999. The decrease resulted primarily from a 20 basis point decrease in the Company's net interest margin , which was partially offset by a $35,641,000 or 5.5% increase in average interest earning assets.

Total interest income for the year ended December 31, 2000 amounted to $52,775,000, an increase of $5,157,000 or 10.8%, compared to the year ended December 31, 1999. The increase resulted from the increase in the average interest earning assets and by a 37 basis point increase in the average yield on earning assets. Average loans outstanding increased

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS - CONTINUED

December 31, 2000, 1999 and 1998

$60,284,000 or 17.9% with average commercial loans increasing $27,008,000 or 20.0%, average consumer installment loans increased $17,578,000 or 31.6% and average real estate loans increased $15,698,000 or 10.8%, primarily due to increased demand. The average yield on loans increased from 8.47% in 1999 to 8.59% in 2000. Average investment securities and other short-term investments outstanding decreased $24,643,000 or 7.9%, while the average yield increased from 6.16% in 1999 to 6.54% in 2000.

Total interest expense for the year ended December 31, 2000 amounted to $34,723,000, an increase of $5,552,000 or 19.0%, compared to the year ended December 31, 1999. The increase resulted from a 60 basis point increase in interest rates paid on interest bearing liabilities and a $36,034,000 or 6.0% increase in the average balance of such liabilities. Average NOW, money market and savings accounts increased $29,640,000 or 23.4%. Average time deposits increased $7,538,000 or 2.8%. Average non-interest bearing accounts increased $1,481,000 or 3.9% and represented 8.4% of average total deposits for the year ended December 31, 2000. Average borrowed funds, primarily FHLB advances, decreased $1,140,000 or 0.6%. The average rate paid on borrowed funds increased from 5.27% in 1999 to 6.08% in 2000.

Provision for Loan Losses. The loan loss provision for the year ended December 31, 2000 was $910,000, compared to $420,000 for the year ended December 31, 1999. Net loans charged-off totalled $738,000 in 2000, compared to net loans charged-off of $382,000 in 1999.

Other Income. Other income for the year ended December 31, 2000 amounted to $2,946,000, a decrease of $558,000 or 15.9%, compared to the year ended December 31, 1999. Net gains on sale of loans, primarily the result of sales of residential mortgage loans generated for sale to secondary markets, totalled $1,089,000 for the year ended December 31, 2000, compared to net gains of $1,525,000 for the year ended December 31, 1999. Net gains on sale of investment securities totalled $8,000 in 2000, compared to $343,000 in 1999. Other (miscellaneous) income in 2000 included a $120,000 gain on sale of former branch property and a $251,000 gain on the sale of mortgage servicing rights.

Other Expense. Total other expense for the year ended December 31, 2000 amounted to $14,193,000, a decrease of $457,000 or 3.1%, compared to the year ended December 31, 1999. Salaries and employee benefits decreased $236,000 or 3.4%. Occupancy and equipment expense increased $17,000 or 0.7%. Other (miscellaneous) expense decreased $238,000 or 4.6%.

Provision for Income Taxes. The provision for income taxes for the year ended December 31, 2000 was $1,190,000, compared to $1,527,000 for the year ended 1999. The decrease is primarily the result of additional tax-exempt income in 2000 along with a decrease in income before taxes.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS - CONTINUED

December 31, 2000, 1999 and 1998

Year ended December 31, 1999

Compared to Year Ended December 31, 1998

Net Income. Net income for the year ended December 31, 1999 amounted to $5,354,000 or $1.71 basic earnings per share, compared to net income of $5,202,000 or $1.66 basic earnings per share for the year ended December 31, 1998. The increase was primarily the result of an increase in net interest income and a decrease in income taxes which were partially offset by a decrease in other income and increases in other expenses and provision for loan losses.

Net Interest Income. Net interest income before provision for loan losses for the year ended December 31, 1999 amounted to $18,447,000, an increase of $1,586,000 or 9.4%, compared to the year ended December 31, 1998. The increase resulted primarily from a $125,444,000 or 24.1% increase in average interest earning assets, which was partially offset by a 38 basis point decrease in the Company's net interest margin.

Total interest income for the year ended December 31, 1999 amounted to $47,618,000, an increase of $7,318,000 or 18.2%, compared to the year ended December 31, 1998. The increase resulted primarily from the increase in the average interest earning assets which was partially offset by a 37 basis point decrease in the average yield on earning assets. Average loans outstanding increased $43,856,000 or 15.0% with average commercial loans increasing

$34,598,000 or 34.5%, average consumer installment loans increased $5,638,000 or 11.3% and average real estate loans increased $3,620,000 or 2.5%, primarily due to increased demand. The average yield on loans decreased from 8.80% in 1998 to 8.47% in 1999. Average investment securities and other short-term investments outstanding increased $81,588,000 or 35.7% and the average yield decreased from 6.36% in 1998 to 6.16% in 1999. The increase in investment securities is primarily due to growth strategies utilizing increases in both FHLB advances and time deposits. These strategies leveraged the Company's capital thereby enhancing its return on equity and earnings.

Total interest expense for the year ended December 31, 1999 amounted to $29,171,000, an increase of $5,731,000 or 24.5%, compared to the year ended December 31, 1998. The increase resulted primarily from a $129,603,000 or 27.4% increase in average interest bearing liabilities which was partially offset by a 12 basis point decrease in interest rates paid on such liabilities. Average NOW, money market and savings accounts increased $7,321,000 or 6.1%. Average time deposits increased $19,494,000 or 7.8%. Average non-interest bearing accounts increased $3,544,000 or 10.2% and represented 8.8% of average total deposits for the year ended December 31, 1999. Average borrowed funds, primarily FHLB advances, increased $100,122,000 or 107.9%. The average rate paid on borrowed funds decreased from 5.44% in 1998 to 5.27% in 1999.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS - CONTINUED

December 31, 2000, 1999 and 1998

Provision for Loan Losses. The loan loss provision for the year ended December 31, 1999 was $420,000, compared to $240,000 for the year ended December 31, 1998. Net loans charged-off totalled $382,000 in 1999, compared to net loans charged-off of $482,000 in 1998.

Other Income. Other income for the year ended December 31, 1999 amounted to $3,504,000, a decrease of $1,190,000 or 25.4%, compared to the year ended December 31, 1998. Net gains on sale of loans totalled $1,525,000 for the year ended December 31, 1999, compared to net gains of $2,179,000 for the year ended December 31, 1998, including a $297,000 gain on sale of the Company's credit card portfolio. The remainder of net gains on sale of loans is primarily the result of sales of residential mortgages loans generated for sale to secondary markets. Net gains on sale of investment securities totalled $343,000 in 1999, compared to $947,000 in 1998.

Other Expense. Total other expense for the year ended December 31, 1999 amounted to $14,650,000, an increase of $307,000 or 2.1%, compared to the year ended December 31, 1998. Salaries and employee benefits increased $243,000 or 3.6%. Occupancy and equipment expense increased $217,000 or 9.2%. Other (miscellaneous) expense decreased $153,000 or 2.9%.

Provision for Income Taxes. The provision for income taxes for the year ended December 31, 1999 was $1,527,000, compared to $1,770,000 for the year ended 1998. The decrease is primarily the result of additional tax-exempt income in 1999.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS - CONTINUED

December 31, 2000, 1999 and 1998

FINANCIAL CONDITION

Loans

The Company's primary earning assets are loans, representing 55.2% of the total assets at December 31, 2000. Loans outstanding were $389,524,000 at December 31, 2000, an increase of $18,301,000 or 4.9% between 1999 and 2000. The increase was primarily due to improved demand in the commercial lending segment of the portfolio. At December 31, 2000 there were no concentrations of loans in any particular industry or in a group of related industries exceeding 10% of total loans. The table below sets forth loans by category at December 31, 1996 through 2000.

TYPES OF LOANS

($ in thousands) 2000 1999 1998 1997 1996

Commercial $ 152,515 $142,257 $112,563 $ 92,295 $ 82,792

Real estate construction 6,096 5,445 1,060 1,024 1,816

Real estate mortgage 157,297 158,128 138,050 144,179 136,488

Installment 73,616 65,393 48,949 49,193 50,354

$389,524 $371,223 $300,622 $286,691 $271,450

It is the policy of the Company to review each prospective credit in order to determine an adequate level of security or collateral to obtain prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate. Commercial business loans are made based on the financial ability of the borrower to repay the obligation and the appraised value of assets used as collateral. Real estate construction loans are made with loan-to-value ratios generally below 75%. Real estate mortgage loans are made with loan-to-value ratios generally below 80% of the appraised value. The real estate is appraised at the time the loan is originated and is reappraised if the loan is placed on a classified status. All consumer installment loan requests are evaluated to determine the prospective borrowers ability and willingness to repay the obligation and their stability as a borrower. Ability to repay is determined by comparing an applicant's monthly debt payment including the proposed loan payment with net monthly income. The resulting debt service-to-income ratio generally must be below 40%. In addition, for consumer installment loans which require collateral, the Company will make advances up to 100% of the value on certain types of collateral.

Scheduled maturity of commercial loans and real estate construction loans is indicated as follows at December 31, 2000:

($ in thousands) One Year One to Over

or Less Five Years Five Years Total

Commercial $ 26,965 $ 55,320 $ 70,230 $152,515

Real estate construction 1,160 4,936 - 6,096

Total $ 28,125 $ 60,256 $ 70,230 $158,611

For the commercial and real estate construction loans due after one year, $40,064,000 have a predetermined interest rate and $90,422,000 have a floating or adjustable interest rate.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS-CONTINUED

December 31, 2000, 1999 and 1998

Asset Quality

Total nonperforming loans were $3,297,000 at December 31, 2000, compared to $2,730,000 at December 31, 1999. Nonaccrual loans decreased by $352,000 while loans 90 days past due increased $999,000, and restructured loans decreased by $80,000. Of the $444,000 total other real estate owned, $83,000 represents former branch office facilities.

The following presents loans considered nonperforming:

NONPERFORMING ASSETS

($ in thousands)

2000 1999 1998 1997 1996

Nonperforming loans

Nonaccrual $ 896 $ 1,248 $ 1,347 $ 815 $ 547

90 days past due 2,121 1,122 1,271 1,277 744

Restructured 280 360 342 566 672

Total nonperforming loans $ 3,297 $2,730 $2,960 $2,658 $1,963

Other nonperforming assets

Other real estate owned 444 536 183 236 607

Total nonperforming assets $ 3,741 $3,266 $3,143 $2,894 $2,570

Nonperforming loans

as a percent of loans 0.8

% 0.7

% 1.0

% 0.9

% 0.7

%

Nonperforming assets

as a percent of total assets 0.5

% 0.5

% 0.5

% 0.6

% 0.6

%

The nonaccrual category represents loans on which interest recognition has been suspended until realized because the borrower's ability to repay principal or interest is in doubt. For loans not primarily secured by real estate or in the process of collection, the Company discontinues accrual when a loan is 90 days past due. Real estate loans are placed on nonaccrual status when, in management's judgement, collection is in doubt or when foreclosure proceedings are initiated, which is generally 180 days past the due date. Although nominally performing, nonaccrual treatment may also be accorded on loans when information becomes available which suggests that more than normal risk of default exists. Restructured loans are loans, the terms of which have been altered, to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. Past due loans are loans contractually past due 90 days or more and are not on nonaccrual status or restructured.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS-CONTINUED

December 31, 2000, 1999 and 1998

Allowance for Loan Losses

The Company's loan loss experience for the five years ended December 31, 2000 is summarized as follows:

SUMMARY OF LOAN LOSS EXPERIENCE

($ in thousands) 2000 1999 1998 1997 1996

Balance at beginning of year $ 3,080 $ 3,042 $ 3,284 $ 3,564 $ 3,854

Provision for loan losses 910 420 240 - -

Loans charged-off

Commercial 226 68 228 26 54

Real estate mortgage 145 188 183 111 66

Installment 533 271 322 441 308

Total loans charged-off 904 527 733 578 428

Loans recovered

Commercial - 6 121 162 3

Real estate mortgage 56 30 19 16 16

Installment 111 109 111 120 119

Total loans recovered 167 145 251 298 138

Net loans charged-off 737

382

482

280

290

Balance at end of year $ 3,252 $ 3,080 $ 3,042 $ 3,284 $ 3,564

Loans outstanding end of year $389,524 $371,223 $300,622 $286,691 $271,450

Average loans for the year ended 396,802 336,518 292,662 281,738 254,397

Ratio of net charge-offs to average loans 0.19

% 0.11

% 0.16

% 0.10

% 0.11

%

Ratio of allowance to loans outstanding 0.83

% 0.83

% 1.01

% 1.15

% 1.31

%

Ratio of provision to average loans 0.23

% 0.12

% 0.08

% 0.00

% 0.00

%

The allowance for loan losses was equal to 0.83% of loans outstanding at year end 2000 and in management's judgment is appropriate to absorb probable loan losses. Based on management's analysis of the allowance for loan losses, the Company increased the allowance with a $910,000 charge to the provision for bad debts in 2000 and a $420,000 charge to the provision for bad debts in 1999. There was a provision of $240,000 made for 1998. While management's on-going analysis includes, among other factors, the financial position of particular borrowers, results of internal loan reviews, past due loans and the Company's historical loss experience, future additions to the allowance may be necessary based on changes in economic conditions. In addition, federal regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS-CONTINUED

December 31, 2000, 1999 and 1998

Securities

The following table summarizes the carrying value and weighted average yield of securities by type and maturity range as of December 31, 2000:

After After

One Year Five Years

Within But Within But Within After

One Year Five Years Ten Years Ten Years Total

Amount Yield Amount Yield Amount Yield Amount Yield Amount Yield

Securities Available for Sale

United States Treasury $ - -

% $ - -

% $ - -

% $ - -

% $ - -

%

United States Federal agencies 1,625 6.37 715 6.57 11,742 6.36 10,754 6.56

24,836 6.59

United States agency

mortgage-backed securities 104 6.97 4,108 6.51 4,473 6.73 164,446 6.72 173,131 6.72

States and political subdivisions 121 10.00 150 6.38 89 6.42 61,588 4.78 61,948 4.80

Other - - - - - - 12,131 7.21 12,131 7.21

Total Carrying Value $1,850 6.64

% $4,973 6.51

% $16,304 6.46

% $248,919 6.26

% $272,046 6.29

%

The after ten year range of Federal agency obligations represents holdings of certificates of participation in pools of residential mortgages. Principal repayment prior to maturity has not been reflected. The after ten year range of other securities includes securities with no stated maturity. Yields do not reflect tax equivalent adjustments.

Deposits

Summarized below are average deposit balances by type for the years ended December 31, 2000, 1999 and 1998. Also presented is the maturity distribution of time deposits in excess of $100,000 at each year end.

AVERAGE DEPOSITS 2000 1999 1998

($ in thousands) Amount % Rate Amount % Rate Amount % Rate

Demand noninterest bearing $ 39,935 8.4

% -

% $ 38,454 8.8

% -

% $ 34,910 8.6

% -

%

Interest bearing deposits

NOW Accounts 21,989 4.6 1.75 23,646 5.4 1.75 26,146 6.5 2.33

MMDA and savings accounts 134,345 28.4 3.85 103,048 23.7 2.71 93,227 23.0 2.77

Time 277,655 58.6 5.91 270,117 62.1 5.44 250,623 61.9 5.74

433,989 91.6 5.06 396,811 91.2 4.51 369,996 91.4 4.75

Total $473,924 100.0

% 4.63

% $435,265 100.0

% 4.10

% $404,906 100.0

% 4.34

%

MATURITY OF TIME DEPOSITS OVER $100,000 2000 1999 1998

($ in thousands)

Within three months $ 15,641 $ 19,228 $ 13,785

Three to six months 19,317 17,182 14,282

Six months to one year 20,659 10,529 13,185

After one year 21,190 15,512 14,283

Total $ 76,807 $ 62,451 $ 55,535

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS-CONTINUED

December 31, 2000, 1999 and 1998

Capital

Capital resources represent funds obtained externally through issuance of securities and internally through the retention of earnings. Federal regulatory authorities define core ("Tier 1") capital to include common stockholders' equity and non-cumulative perpetual preferred stock, less certain intangible assets. Supplementary ("Tier 2") capital includes core capital, allowance for loan losses, perpetual preferred stock and qualifying notes and debentures. Capital adequacy is determined after consideration of a range of factors including organizational size, asset quality, consistency of earnings, risk diversification, management expertise and internal controls.

Banking organizations are required to meet capital adequacy guidelines established by federal regulators. The Company and the Bank are subject to a risk-based capital framework and a minimum leverage ratio. Bank regulatory authorities in the United States have issued risk-based capital standards by which all bank holding companies and banks will be evaluated in terms of capital adequacy. These guidelines relate to banking company's capital to the risk profile of its assets. Tier 1 capital includes common stockholder's equity and qualifying perpetual preferred stock together with related surpluses and retained earnings. Tier 2 capital may be comprised of limited life preferred stock, qualifying debt instruments, and the reserves for credit losses. Banking regulators have also issued leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted assets. The percentages established are minimums and most banks are required to maintain ratios at levels 100 to 200 basis points above the minimum and under certain circumstances may be required by federal regulators to maintain ratios at higher levels.

The following table summarizes the Company's and WNB's actual consolidated capital amounts and ratios as of December 31, 2000 and 1999.

Company WNB

December 31,

2000 1999 2000 1999

Tier I Capital $ 53,867 $ 51,365 $ 50,876 $ 48,397

Total Qualifying Capital $ 57,119 $ 54,445 $ 54,128 $ 51,477

Risk-Adjusted Assets $404,524 $381,874 $401,115 $377,566

Regulatory Requirements

Well-

Minimum Capitalized

Capital Ratios

Tier I Capital Ratio 4.00

% 6.00

% 13.32

% 13.45

% 12.68

% 12.82

%

Total Capital Ratio 8.00 10.00 14.12 14.26 13.49 13.63

Leverage Capital Ratio 3.00 5.00 7.64 7.34 7.27 6.80

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS-CONTINUED

December 31, 2000, 1999 and 1998

Liquidity

In banking, liquidity refers to the ability of an institution to procure or generate cash in order to fund operations, satisfy commitments, provide credit to customers and withstand contraction of deposits during varying economic conditions without disruption of service capabilities.

Liquidity depends upon confidence of customers and financial intermediaries and confidence is engendered by financial strength as demonstrated by profitability, asset quality and capitalization. The primary source of funds are deposits and to a lesser extent, amortization and prepayment of outstanding loans, maturing investment securities and advances from the FHLB of Pittsburgh.

Core deposits, representing the Company's largest, most stable source of funds, totalled $419,342,000 at December 31, 2000, an increase of $32,516,000 or 8.4% as compared to December 31, 1999. At December 31, 2000 core deposits represented 107.7% of loans, compared to 104.2% at December 31, 1999. Such deposits generally represent a more stable alternative to more volatile money market sources such as short-term borrowings and time deposits over $100,000. The Company has no brokered deposits.

Cash and cash equivalents (cash and due from banks and Federal funds sold), are the Company's most liquid assets. At December 31, 2000, cash and cash equivalents totalled $14,493,000, a decrease of $2,105,000 or 12.7% from December 31, 1999. Additionally, the Company has secondary sources of liquidity in investment securities available for sale totalling $272,045,000 at December 31, 2000, compared to $298,153,000 at December 31, 1999, as well as maturities and repayments of loans.

FHLB advances totalled $148,000,000 at December 31, 2000. Management views FHLB advances as a stable secondary funding source.

Management believes that the Company's liquidity position is sufficient based on its level of cash, cash equivalents, core deposits and the stability of its other funding.

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS-CONTINUED

December 31, 2000, 1999 and 1998

Asset/Liability Management (Interest Rate Sensitivity)

The objective of asset/liability management is to insulate an institution's rate spread from changes in interest rates and thus enable the institution to maintain satisfactory levels of net interest income in both rising and falling interest rate environments. In order to meet this objective, the Company actively monitors the maturity or repricing relationship between its interest earning assets and interest bearing liabilities and endeavors to control the difference between such assets and liabilities maturing or repricing.

The Company uses financial modeling to measure the impact of changes in interest rates on the net interest margin. Modeling techniques are a more relevant method of measuring interest rate risk than the less sophisticated interest rate sensitivity gap table shown on page 48. Assumptions are made regarding loan prepayments and amortization rates of passbook and NOW account withdrawal rates. Because it is difficult to accurately project the market reaction of depositors and borrowers, the effects of actual changes in interest on these assumptions may differ from simulated results.

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation. Given a 200 basis point increase or decrease in interest rates, the estimated net interest margin may not change by more than 10% for a one-year period.

Market value of equity simulation. The market value of the Company's equity is the net present value of the Company's assets and liabilities. Given a 200 basis point increase or decrease in interest rates, equity may not change by more than 30% of total stockholder equity.

The following table illustrates the simulated analysis of the impact of a 200 basis point upward or downward movement in interest rates on net interest revenue, return on common stockholders' equity and basic earnings per share. The analysis was prepared assuming that interest-earning assets at December 31, 2000 remain constant. The impact of the rate movements was computed by simulating the effect of an immediate and sustained shift in interest rates over a twelve-month period from the December 31, 2000 levels.

Interest rate simulation sensitivity analysis

Movements in interest rates from December 31, 2000 rates

Simulated impact in the next twelve months Increase 200 bp Decrease 200 bp

Compared with December 31, 2000:

Net interest income

decrease (4.00

)% (10.40

)%

Return on average equity decrease (148

)bp (382

)bp

Basic earnings per share decrease $(0.15

) $(0.40

)

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS-CONTINUED

December 31, 2000, 1999 and 1998

The difference between rate sensitive assets and rate sensitive liabilities that mature or reprice within a given time period is referred to as the interest rate sensitivity gap. A positive gap exists when rate sensitive assets exceed rate sensitive liabilities. This mismatch generally will enhance earnings in a rising interest rate environment and inhibit earnings when rates decline. Conversely, a negative gap exists when rate sensitive liabilities exceed rate sensitive assets. In this case, a rising interest rate environment generally will inhibit earnings and declining rates generally will enhance earnings. The Company's interest rate sensitivity analysis at December 31, 2000, is presented in the following table. In evaluating the Company's exposure to interest rate risk certain shortcomings inherent in this method of analysis must be considered. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to change in market interest rates. Interest bearing demand deposits and savings deposits are presented as repricing within the earliest period as they are subject to immediate withdrawal and rate change. However, these types of deposits have historically shown relatively stable balances and rates have generally changed in lesser degrees than other interest earning assets and interest bearing liabilities.

At December 31, 2000, there were no outstanding financial futures, options or interest rate swap agreements.

December 31, 2000 Days Total

INTEREST RATE SENSITIVITY 31 61 91 181 One Year Over

($ in thousands) 0 to 30 to 60 to 90 to 180 to 1 year or Less One Year Total

INTEREST EARNING ASSETS

Loans $ 72,725 $ 3,079 $ 5,455 $ 10,286 $ 31,010 $ 122,555 $266,968 $389,523

Investment securities - 121 - 680 1,049 1,850 270,195 272,045

Other short-term investments 4,530 - - - - 4,530 - 4,530

Total interest earning assets 77,255 3,200 5,455 10,966 32,059 128,935 537,163 666,098

INTEREST BEARING LIABILITIES

Deposits

Interest bearing demand 22,316 - - - - 22,316 - 22,316

Savings deposits 135,591 - - - - 135,591 - 135,591

Time deposits 21,017 13,646 12,374 56,569 91,399 195,005 102,024 297,029

Borrowed funds 8,000 - - - - 8,000 141,376 149,376

Long-term debt - - - - - - 12,650 12,650

Total interest bearing liabilities 186,924 13,646 12,374 56,569 91,399 360,912 256,050 616,962

Non Interest Bearing Sources-net - - - - - - 49,136 49,136

Total Funding sources $ 186,924 $ 13,646 $ 12,374 $ 56,569 $ 91,399 $ 360,912 $305,186 $666,098

INTEREST SENSITIVITY GAP $(109,669

) $ (10,446

) $ (6,919

) $ (45,603

) $ (59,340

) $(231,977

) $231,977 $ -

CUMULATIVE INTEREST

SENSITIVITY GAP $(109,669

) $(120,115

) $(127,034

) $(172,637

) $(231,977

) $(231,977

) $ - $ -

GAP/INTEREST EARNING ASSETS (16.46

)% (1.57

)% (1.04

)% (6.85

)% (8.91

)% (34.83

)% 34.83

% -

CUMULATIVE GAP/INTEREST

EARNING ASSETS (16.46

) (18.03

) (19.07

) (25.92

) (34.83

) (34.83

) - -

MANAGEMENT'S DISCUSSION AND American Bancorporation and Subsidiaries

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS-CONTINUED

December 31, 2000, 1999 and 1998

New Accounting Pronouncements

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133", requires that derivative instruments be carried at fair value on the balance sheet. The statements continue to allow derivative instruments to be used to hedge various risks and set forth specific criteria to be used to determine when hedge accounting can be used. The statements also provide for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

The provisions of this statement, as amended, are effective for the Company for its quarterly and annual reporting beginning January 1, 2001. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flows subsequent to the effective date of this statement as no such instruments are used by the Company.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125". This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 5, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000 for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.

49

AMERICAN BANCORPORATION

DIRECTORS

Jack O. Cartner Jeffrey W. McCamic

President - Motrim Inc. Attorney at Law

Cambridge, OH McCamic & McCamic

Wheeling, WV

Paul W. Donahie

Vice Chairman - Business Development Jeremy C. McCamic

Wheeling National Bank Attorney at Law

Wheeling, WV McCamic & McCamic

Wheeling, WV

Abigail M. Feinknopf

Feinknopf Photography Jolyon W. McCamic

Columbus, OH Attorney at Law

McCamic & McCamic

Jay T. McCamic Wheeling, WV

Attorney at Law

McCamic & McCamic The Honorable John J. Malik

Wheeling, WV Retired-Probate Court Judge

Belmont County, OH

OFFICERS

Jeremy C. McCamic John H. Och, IV, CPA

Chairman & CEO Controller

Jolyon W. McCamic Linda M. Woodfin

Vice Chairman/Administration Secretary

Brent E. Richmond Louise R. Dobbins

President and Chief Operating Officer Human Resource Director

Jeffrey A. Baran, CPA

Chief Financial Officer

WHEELING NATIONAL BANK

DIRECTORS

Jack O. Cartner Jeremy C. McCamic John E. Wait

President - Motrim Industries Partner - McCamic & McCamic President

Cambridge, OH Attorneys at Law Wheeling National Bank

Wheeling, WV Wheeling, WV

Paul W. Donahie

Vice Chairman Jolyon W. McCamic Frederick E. Wilcox

Wheeling National Bank Partner - McCamic & McCamic Senior Industrial Appraiser

Wheeling, WV Attorneys at Law WV Dept. of Tax and Revenue

Wheeling, WV

Harvey L. Dunlap John J. Yeager

Agriculture Christian E. Miller Chief Financial Officer

Freeport, OH President - Chris Miller Furniture The Health Plan

Wheeling, WV St. Clairsville, OH

Jay T. McCamic

Partner - McCamic & McCamic Emmett Millit, DDS Emeritus Directors

Attorneys at Law Dentist Edward J. Abraham

Wheeling, WV Shadyside, OH Robert Bizzari

Leo M. Herrick

Jeffrey W. McCamic Robert M. Robinson W. Gibson McCoy

Partner - McCamic & McCamic Partner - Robinson Enterprises Charles F. Morgan

Attorneys at Law Wheeling, WV Elizabeth Thomas

Wheeling, WV George P. Whitaker, Jr.

EXECUTIVE OFFICERS

Jeremy C. McCamic John E. Wait Patrick G. O'Brien

Chairman of the Board President & Senior Vice President

Senior Lending Officer

Jeffrey W. McCamic Nancy J. Ritter

Vice Chairman - Administration Jeffrey A. Baran Senior Vice President -

Chief Financial Officer Operations

Paul W. Donahie

Vice Chairman/Business Development John H. Och, IV, CPA Timothy W. Brown Controller Senior Vice President

Brent E. Richmond

Chief Executive Officer

AMERICAN MORTGAGES, INC.

John J. Rataiczak, President

AMERICAN BANCDATA CORPORATION

Mark D. Krupinski, President

CORPORATE INFORMATION

Annual Meeting

The annual meeting of shareholders will be held in Wheeling, West Virginia at the corporate offices, located at Suite 800, Mull Center, 1025 Main Street. The meeting will convene at 10:00 A.M. (E.D.S.T.) May 16 2001. All shareholders are invited to attend.

Stock Transfer Agent

American Bancservices, Inc.

1025 Main Street - Suite 800

Wheeling, WV 26003

Stock Listing

American Bancorporation's common stock trades on The Nasdaq Stock Market under the symbol AMBC. Shares of American Bancorporation's Capital Trust Preferred trade on The Nasdaq Stock Market under the symbol AMBCP.

Primary Market Makers

Legg Mason Wood Walker, Inc. Herzog, Heine, Geduld, Inc.

Wheat First Securities, Inc. Ferris Baker Watts, Inc.

F. J. Morrissey & Co., Inc.

Form 10K

Stockholders may receive a copy of American Bancorporation's 2000 Annual Report on Form 10K, as filed with the Securities Exchange Commission, upon written request to the Secretary, American Bancorporation, 1025 Main Street, Suite 800, Wheeling, WV 26003.

Independent Certified Public Accountants

KPMG LLP

Pittsburgh, PA

Securities Counsel

Maloney & Knox, LLP

Washington, DC

AMERICAN BANCORPORATION

1025 MAIN STREET

SUITE 800, MULL CENTER

WHEELING, WV 26003

(304) 233-5006

AMERICAN MORTGAGES, INC. AMERICAN BANCDATA CORP. 2B ELM GROVE CROSSING 1025 MAIN STREET

WHEELING, WV 26003 SUITE 800, MULL CENTER (304) 242-1010 WHEELING, WV 26003 (304) 232-0957

WHEELING NATIONAL BANK

Ohio Locations

BARNESVILLE CAMBRIDGE DOWNTOWN COLUMBUS

(740) 425-3696 (740) 439-4444 (614) 228-0070

FLUSHING FREEPORT GAHANNA

(740) 968-3541 (740) 658-3370 (614) 475-6162

GAHANNA -

STONE RIDGE PLAZA REYNOLDSBURG SHADYSIDE

(614) 337-1200 (614) 759-0400 (740) 676-1110

ST. CLAIRSVILLE MALL ST. CLAIRSVILLE STEUBENVILLE

(740) 695-4361 (740) 695-3291 (740) 266-2361

West Virginia Locations

ELM GROVE NEW MARTINSVILLE PINE GROVE

(304) 242-9401 (304) 455-2000 (304) 889-2500

THREE SPRINGS DRIVE WEIRTON WHEELING - MARKET ST.

(304) 723-4105 (304) 748-1717 (304) 232-0110

WHEELING - MAIN ST. WHEELING ISLAND

(304) 233-3136 (304) 232-2760

Pennsylvania Location

WASHINGTON

(724) 225-4220